Exhibit 23.14

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated October 3, 2011, with respect to the historical summaries of gross income and direct operating expenses of 303-333 Hegenberger for each of the years in the three-year period ended December 31, 2010, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the October 3, 2011 Form 8-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 14, 2012